Exhibit 8

                        Opinion Regarding Tax Matters

              [RICH, MAY, BILODEAU & FLAHERTY, P.C. LETTERHEAD]


                                                         December 29, 1998

The Berkshire Gas Company
115 Cheshire Road
Pittsfield, MA  01201-1879

Re: Certain Federal Income Tax Consequences in Connection with the Formation of a Holding Company Structure for The Berkshire Gas Company

Ladies and Gentlemen:

      We have acted as counsel to The Berkshire Gas Company, a Massachusetts gas company ("Berkshire Gas"), in connection with the contemplated formation of a holding company structure for Berkshire Gas and a related Agreement and Plan of Merger (the "Merger Agreement") among Berkshire Gas, Berkshire Energy Resources, a Massachusetts business trust formed by Berkshire Gas ("Holdco"), and Berkshire Gas Mergeco Gas Company, Inc., a Massachusetts gas company ("Mergeco"). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

      In rendering this opinion, we have examined and relied upon (without any independent investigation or review thereof) the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, a Registration Statement of Holdco on Form S-4 (No. 333-46799), another Registration Statement on Form S-4 in the form being filed by Holdco with the Securities and Exchange Commission (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements and representations made by executives of Berkshire Gas, as well as other statements, representations and assumptions. Our opinion is conditioned on, among other things, the initial and continuing accuracy of such facts, information, covenants, representations and assumptions.

      In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof. We have assumed that the Merger will be consummated pursuant to applicable state law in accordance with the Merger Agreement and as described in the Registration Statement. We have also assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

      Based upon and subject to the foregoing, we are of the opinion that the Merger will be tax-free under section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result:

      1. No gain or loss will be recognized by the holders of Berkshire Gas Common Stock upon the exchange of their shares of Berkshire Gas Common Stock solely for Holdco Common Shares pursuant to the Merger.

      2. The tax basis of the Holdco Common Shares received pursuant to the Merger will be the same as the basis of the shares of Berkshire Gas Common Stock exchanged therefor.

      3. The holding period for Holdco Common Shares received pursuant to the Merger will include the period that the shares of Berkshire Gas Common Stock exchanged therefor were held by the holder, provided such shares were a capital asset of the holder.

      Our opinion is based upon the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

      We disclaim any obligation to notify you or any other person after the date hereof if any change in fact and/or law should change our opinion with respect to any matters set forth herein. This opinion does not address any tax considerations under foreign, state or local laws, or any special tax considerations applicable to certain holders of Berkshire Gas Common Stock in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, and stockholders who do not hold Berkshire Gas Common Stock as "capital assets" within the meaning of Section 1221 of the Code.

      This opinion is rendered solely for your benefit and for the benefit of holders of Berkshire Gas Common Stock and shall not be relied upon, circulated or quoted, in whole or in part, by any other party and shall not be referred to in any report or document furnished to any other party without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Certain Federal Income Tax Consequences" therein.

                                    Very truly yours,

                                    /s/ Rich, May, Bilodeau & Flaherty, P.C.
                                    Rich, May, Bilodeau & Flaherty, P.C.